                                                                                                        EXHIBIT 12
                         APPALACHIAN POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
                                                                                                           Twelve
                                                                                                           Months
                                                                    Year Ended December 31,                Ended
                                                      1995       1996      1997      1998        1999      3/31/00
 Fixed Charges:
   Interest on First Mortgage Bonds. . . . . . . . $ 80,777   $ 82,082   $ 81,009  $ 72,057    $ 65,697    $ 63,101
   Interest on Other Long-term Debt. . . . . . . .   16,404     18,025     28,163    40,642      50,712      54,091
   Interest on Short-term Debt . . . . . . . . . .    5,119      3,639      4,569     4,245       5,959       6,865
   Miscellaneous Interest Charges. . . . . . . . .    5,323      7,327      6,857    11,470       8,212       6,699
   Estimated Interest Element in Lease Rentals . .    7,000      6,600      6,000     5,900       6,100       6,100
        Total Fixed Charges. . . . . . . . . . . . $114,623   $117,673   $126,598  $134,314    $136,680    $136,856

 Earnings:
   Net Income. . . . . . . . . . . . . . . . . . . $115,900   $133,689   $120,514  $ 93,330    $120,492    $128,895
   Plus Federal Income Taxes . . . . . . . . . . .   53,355     65,801     54,835    43,941      70,950      75,867
   Plus State Income Taxes . . . . . . . . . . . .    7,273     10,180      8,109     6,845       5,085       5,557
   Plus Fixed Charges (as above) . . . . . . . . .  114,623    117,673    126,598   134,314     136,680     136,856
        Total Earnings . . . . . . . . . . . . . . $291,151   $327,343   $310,056  $278,430    $333,207    $347,175

 Ratio of Earnings to Fixed Charges. . . . . . . .     2.54       2.78       2.44      2.07        2.43        2.53